Exhibit 99.1

Crocs, Inc. Reports 2011 Fourth Quarter and Full Year Financial Results

Full Year 2011 Revenue Increased 27% to $1.0 Billion

Full Year 2011 Diluted EPS Improved to $1.24

Year-End Cash Increased 77% to $257.6 million

2011 Year-End Backlog Increased 19%

NIWOT, Colo.--(BUSINESS WIRE)--February 23, 2012--Crocs, Inc. (NASDAQ: CROX) today reported financial results for the fourth quarter and year ended December 31, 2011. Revenue for the fourth quarter of 2011 increased 14% to $203.7 million, over revenue of $179.2 million reported in the fourth quarter of 2010. Net income for the fourth quarter 2011 was $5.6 million, or $0.06 per diluted share compared to a net income of $4.7 million, or $0.05 per diluted share in the fourth quarter 2010. Revenue for 2011 increased 27% to $1.0 billion, over revenue of $789.7 million reported in 2010. Net income for 2011 improved to $112.8 million, or $1.24 per diluted share compared to net income of $67.7 million, or $0.76 per diluted share in 2010.

John McCarvel, President and Chief Executive Officer, stated: “The past 12-months were a period of terrific growth and important progress for our Company. In 2011, we grew annual sales 27% to surpass $1 billion for the first time ever. The success of existing and new product introductions drove improvements in our average selling price in addition to strong organic growth from channel & geographic expansion. As we move forward through 2012, we are confident that our long-term strategies will continue to deliver meaningful market share gains in spring and summer while also increasing our relevance during the cold weather season.”

Year-over year fourth quarter changes in the Company’s channel and regional revenue streams were as follows:

  Wholesale sales increased 6% to $104.1 million;
  Retail sales increased 24% to $74.1 million;
  Internet sales increased 17% to $25.5 million;
  Americas increased 10% to $103.6 million;
  Asia increased 22% to $76.1 million;
  Europe increased 6% to $24.0 million.

Gross profit for the fourth quarter of 2011 increased 16% to $99.8 million, or 49.0% as a percentage of sales, from $86.3 million, or 48.2% of sales in same period last year. Selling, General, & Administrative expenses (SG&A) increased 17% to $94.9 million versus $81.1 million a year ago. As a percentage of sales, SG&A increased to 46.6% from 45.3% in the fourth quarter of 2010.

Year-over year annual changes in the Company’s channel and regional revenue streams were as follows:

  Wholesale sales increased 24% to $598.4 million;
  Retail sales increased 32% to $306.7 million;
  Internet sales increased 28% to $95.9 million;
  Americas increased 19% to $448.0 million;
  Asia increased 34% to $381.8 million;
  Europe increased 34% to $171.2 million.

Gross profit for 2011 increased 27% to $536.4 million or 53.6% as a percentage of sales, from $423.8 million, or 53.7% of sales in 2010. SG&A increased 18% to $402.8 million versus $342.1 million a year ago. As a percentage of sales, SG&A decreased to 40.2% from 43.3% in 2010.

“The combination of strong sales growth and our ability to effectively manage costs created 310 basis points of operating expense leverage in 2011,” said John McCarvel.

Balance Sheet

Cash and cash equivalents at December 31, 2011 increased 77% to $257.6 million compared to $145.6 million at December 31, 2010. Inventories at December 31, 2011 were $129.6 million, up 7% compared to inventories at December 31, 2011 of $121.2 million.

Backlog

Backlog at December 31, 2011 increased 19% to $307.4 million compared to backlog of $258.4 million at December 31, 2010.

Guidance

For the first quarter of 2012, the Company expects revenue to be in the range of $263 to $268 million and diluted earnings per share to be between $0.24 and $0.26. This guidance is based on an effective tax rate of 24%.

Conference Call Information

A conference call to discuss Crocs’ 2011 fourth quarter and year-end financial results is scheduled for today (February 23, 2012) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 250 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs(TM) footwear provides profound comfort and support for any occasion and every season. All Crocs(TM) branded shoes feature Croslite(TM) material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs(TM) products are sold in 90 countries. Every day, millions of Crocs(TM) shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ thousands, except per share amounts)	2011	2010	2011	2010
	(unaudited)
Revenues	$203,713	$179,192	$1,000,903	$789,695
Cost of sales	103,902	92,912	464,493	364,631
Restructuring charges	-	(53)	-	1,300
Gross profit	99,811	86,333	536,410	423,764
Selling, general and administrative expenses	94,911	81,104	402,769	342,121
Foreign currency transaction (gains) losses, net	(1,639)	(583)	(5,426)	(2,912)
Restructuring charges	-	-	-	2,539
Asset impairment	1	-	528	141
Charitable contributions expense	123	344	2,034	840
Income (loss) from operations	6,415	5,468	136,505	81,035
Interest expense	220	212	853	657
Gain on charitable contributions	(43)	(88)	(714)	(223)
Other (income) expense	(858)	(278)	(324)	(191)
Income (loss) before income taxes	7,096	5,622	136,690	80,792
Income tax expense (benefit)	1,525	893	23,902	13,066
Net income (loss)	$5,571	$4,729	$112,788	$67,726
Net income (loss) per common share:
Basic	$0.06	$0.05	$1.27	$0.78
Diluted	$0.06	$0.05	$1.24	$0.76

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

($ thousands, except number of shares)	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$257,587	$145,583
Accounts receivable, net of allowance for doubtful accounts of $15,508 and $10,249, respectively.	84,760	64,260
Inventories	129,627	121,155
Deferred tax assets, net	7,047	15,888
Income tax receivable	5,828	9,062
Other receivables	20,295	11,637
Prepaid expenses and other current assets	20,199	13,429
Total current assets	525,343	381,014

Property and equipment, net	67,684	70,014
Intangible assets, net	48,641	45,461
Deferred tax assets, net	30,375	34,711
Other assets	23,410	18,281
Total assets	$695,453	$549,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,517	$35,669
Accrued expenses and other current liabilities	76,506	59,488
Deferred tax liabilities, net	2,889	17,620
Income taxes payable	8,273	23,084
Bank borrowings and current portion of capital lease obligations	1,118	1,901
Total current liabilities	155,303	137,762

Long-term income tax payable	41,665	29,861
Other liabilities	6,705	5,752
Total liabilities	203,673	173,375

Commitments and contingencies

Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding.	-	-
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 90,306,432 and 89,807,146 shares issued and outstanding, respectively, at December 31, 2011 and 88,600,860 and 88,065,859 shares issued and outstanding, respectively, at December 31, 2010.	90	88
Treasury stock, at cost, 499,286 and 535,001 shares, respectively.	(19,759)	(22,008)
Additional paid-in capital	293,959	277,293
Retained earnings	202,669	89,881
Accumulated other comprehensive income	14,821	30,852
Total stockholders’ equity	491,780	376,106
Total liabilities and stockholders’ equity	$695,453	$549,481

CONTACT:
Investors:
Crocs, Inc.
Kevin Kim, 303-848-7000
kkim@crocs.com
or
ICR, Inc.
Brendon Frey, 203-682-8200
brendon.frey@icrinc.com
or
Media:
Crocs, Inc.
Shelley Weibel, 303-848-7000
sweibel@crocs.com